EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTRALASE POSTS PROFITABLE 2005 FIRST QUARTER ON RECORD LASER PLACEMENTS,

STRONG PROCEDURE REVENUES

Revenues Exceed $21 Million, More Than Double a Year Ago;

Sale of 39 Lasers Boosts Worldwide Installed Base to 254

IRVINE, Calif.—(BUSINESS WIRE)—April 28, 2005—IntraLase Corp. (Nasdaq: ILSE) today reported significant gains in revenue and installed base for the first quarter ended March 31, 2005, as the company’s INTRALASE® FS laser continues to gain acceptance among ophthalmologists worldwide. The strong revenue growth drove increased gross margin and improved operating leverage, which produced the first profitable quarter in the company’s history.

Robert J. Palmisano, President and Chief Executive Officer of IntraLase, said, “I am pleased to announce that we achieved several milestones during this quarter. We set new records for revenues, laser placements and procedure fees, and continued to gain share in the U.S. corneal flap market. Most significantly, we continued to deliver on our promise of gaining rapid adoption of our technology, as well as increasing our share of the market while operating profitably.”

Revenues increased 123% to $21.2 million versus $9.5 million for the 2004 first quarter, led by global sales of lasers, with the company placing for sale or lease 39 lasers versus 17 lasers in the comparable period last year. Laser revenues for the period rose to $10.4 million compared with $4.0 million in the year-ago quarter, paced by robust international placements. Reflecting the increasing utilization of the company’s technology, per-procedure fee revenues grew 91%, reaching $9.0 million compared with $4.7 million for the first three months of 2004. The per-procedure fee includes the sale of a disposable patient interface required for creating the corneal flap in the first step of each LASIK procedure. Maintenance revenues increased to $1.7 million compared with $790,000 in the first quarter last year.

IntraLase highlighted these additional first-quarter developments:

•	Per-procedure fees inclusive of the disposable patient interface exceeded 75,000 procedures for the period compared with 41,000 a year ago.

•	IntraLase’s share of the U.S. corneal flap market grew to approximately 17% compared to an estimated 12% a year ago.

•	Ireland and Hungary became the latest international markets to be served by the company. IntraLase lasers are now available in the United States and 19 other countries.

Discussing the revenue mix, Mr. Palmisano said, “During the first quarter, 43% of our total revenue came from high-margin procedure fees compared with 32% in the fourth quarter of 2004. This primarily reflected strong growth in procedure volume

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IntraLase Reports 2005 First Quarter Results

April 28, 2005

driven by our expanding installed base and a seasonally robust quarter for procedures, increasing utilization. We continued to see new surgeons perform at least 85% of their procedures with our laser within the first 30 days of installation.”

Revenue Growth Drives Margin Expansion, Bottom-Line Performance

Gross margin expanded to 52.7% from 40.7% in the comparable period in 2004 due to both higher average selling prices and reduced manufacturing costs on higher volume. Operating expenses increased 64% from the first quarter of 2004, but as a percentage of revenue, decreased to 46.1% of revenue from 62.9% in the comparable period last year. IntraLase recorded operating income of $1.4 million versus an operating loss of $2.1 million in the first quarter of 2004.

The company recorded net income of $2.0 million, or $0.06 per share on a diluted basis, for the 2005 period compared with a net loss of $2.1 million, or $0.97 per share on a diluted basis for the 2004 quarter. Net loss per share calculations for the two periods reflect weighted average shares outstanding on a diluted basis of approximately 31.1 million in the 2005 first quarter and 2.2 million in the comparable 2004 period.

Outlook Affirmed for 2005

IntraLase affirmed its existing guidance. The company said it expects the U.S. LASIK market will grow in a range of 6%-8% for the year, but that the company’s revenues will rise at a faster rate as it continues to capture market share from microkeratome-based corneal flap procedures and further accelerates its installation of femtosecond lasers throughout the world. Revenues are expected to grow at least 58%, rising to greater than $95 million compared with $60 million in 2004.

IntraLase expects this level of revenues to generate net income in a range of $10 million to $12 million, or $0.33 to $0.37 per share, including expected expenses associated with non-cash, stock-based compensation. IntraLase anticipates the fourth quarter will account for approximately half of annual net income due to both seasonally high demand for lasers and revenues from the high margin per procedure fees inclusive of the patient interface increasing as a percent of revenues.

Mr. Palmisano concluded, “We are confident that we can sustain the significant global momentum we have enjoyed thus far. We continue to anticipate strong worldwide growth in revenues, further rapid adoption of our technology by refractive surgeons and their patients and expanding gross margins and earnings.”

Investor Conference Call:

A conference call hosted by IntraLase senior management at 11:00 a.m. Eastern Time today will be webcast live by Thomson/CCBN and can be accessed on the IntraLase web site. A recorded version of the webcast will be available for a one-week period following the call. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at: www.fulldisclosure.com. Institutional

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IntraLase Reports 2005 First Quarter Results

April 28, 2005

investors can access the call via the password-protected event management site, StreetEvents www.streetevents.com. The call may also be accessed by telephone at 800-299-0433 or for international parties at 617-801-9712 and entering the confirmation code 60005462 between 10:50 a.m. and 11:00 a.m. Eastern Time. A telephone rebroadcast of the call may be accessed April 28, 2005, by 1:00 p.m. Eastern Time for a one-week period by calling 888-286-8010 or for international parties 617-801-6888 and entering confirmation code 11103955.

Forward Looking Statements:

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: the degree of continued acceptance of LASIK surgery; potential complications revealed by long term follow up; the extent of adoption of our product offering by LASIK surgeons; general economic conditions; changes in federal tax laws governing the ability of potential LASIK patients to use pre-tax dollars to pay for LASIK surgery; the scope of government regulation applicable to our products; patients’ willingness to pay for LASIK surgery; our ability to compete against our competitors; the effectiveness of our measures to ensure full payment of procedure fees; the occurrence and outcome of product liability suits against us; our ability to adequately protect our intellectual property; whether we become subject to claims of infringement or misappropriation of the intellectual property rights of others; the continued availability of supplies from single-source suppliers and manufacturers of our key laser components; the ability of our managers, operations and facilities to manage our growth; the success of our expansion into markets outside the United States; whether we lose any of our key executives or fail to attract qualified personnel; or if our new products or applications fail to become commercially viable.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s annual report on form 10-K for the period ending December 31, 2004, as filed with the Securities and Exchange Commission on March 29, 2005.

These forward-looking statements are made only as of the date of this press release, and the company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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IntraLase Reports 2005 First Quarter Results

April 28, 2005

About IntraLase Corp:

IntraLase designs, develops and manufactures an ultra-fast laser, related software and disposable devices used to create a corneal flap, the first step in LASIK surgery for the correction of vision. The company’s products improve the safety, precision and visual results of LASIK procedures by providing a computer-controlled laser solution in place of the hand-held mechanical, metal-bladed microkeratome traditionally used to create corneal flaps. IntraLase lasers are also used in surgical approaches to the treatment of diseased corneas. The company’s lasers and disposable per procedure patient interfaces are presently marketed throughout the United States and 19 other countries. IntraLase is headquartered and manufactures its products in Irvine, Calif. For additional information, visit the company’s web site: www.intralase.com.

For further information concerning this press release, contact:

Shelley B. Thunen

Executive Vice President and Chief Financial Officer

949-859-5230 x196

sthunen@intralase.com

or

Marilyn Windsor

Vice President

Financial Relations Board

702-515-1260

mwindsor@financialrelationsboard.com

Financial tables follow......

IntraLase Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended
	March 31, 2005	March 31, 2004
Revenues – product revenues (1)	$21,180,973	$9,484,731
Costs of goods sold (2)	10,022,236	5,621,493

Gross Margin	11,158,737	3,863,238

Operating expenses:
Research and development (2)	2,515,050	2,357,109
Selling, general and administrative (2)	7,248,465	3,610,408

Total operating expenses	9,763,515	5,967,517

Income (loss) from operations	1,395,222	(2,104,279)
Interest and other income, net	667,897	17,311

Income (loss) before provision for income taxes	2,063,119	(2,086,968)

Provision for income taxes	66,903	7,500

Net income (loss)	1,996,216	(2,094,468)
Accretion of preferred stock	—	(14,949)
Net income (loss) applicable to common stockholders	$1,996,216	$(2,109,417)

Net income (loss) per share applicable to common shareholders – basic (3)	$0.07	$(0.97)

Net income (loss) per share applicable to common shareholders – diluted (3)	$0.06	$(0.97)

Weighted average shares outstanding – basic (3)	26,815,190	2,177,806

Weighted average shares outstanding – basic and diluted (3)	31,126,618	2,177,806

(1). Revenues from product sales are as follows:

Laser revenues	$10,441,562	$3,967,253
Per procedure disposable patient interface revenues	9,027,950	4,727,907
Maintenance revenues	1,711,461	789,571

	$21,180,973	$9,484,731

(2). Amounts include stock-based compensation, as follows:

Costs of goods sold	$34,873	$1,195
Research and development	(96,715)	54,861
Selling, general and administrative	3,057	49,503

	$(58,785)	$105,559

(3). All share and per share amounts for the three months ended March 31, 2004 have been restated to reflect the Company’s reverse stock split, which was consummated on July 12, 2004.

IntraLase Corp.

Condensed Consolidated Balance Sheet

	March 31, 2005	December 31, 2004
Assets:

Cash, cash equivalents and marketable securities	$77,261,056	$92,014,926
Accounts receivable, Net	10,688,694	7,186,163
Inventories, Net	9,129,126	8,901,684
Other current assets	3,573,070	1,868,186

Total current assets	100,651,946	109,970,959

Investments	12,000,000	—
Other long-term assets	9,412,254	8,241,105

Total long-term assets	21,412,254	8,241,105

Total	$122,064,200	$118,212,064

Liabilities and Stockholders’ Deficit:
Total current liabilities	$16,405,060	$14,948,344
Total long-term liabilities	1,033,219	970,115

Total liabilities	17,438,279	15,918,459
Stockholders’ equity	104,625,921	102,293,605

Total	$122,064,200	$118,212,064

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